UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

 May 18, 2015

HAVE GUN WILL TRAVEL ENTERTAINMENT, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-1598924	46-4333787
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Flat/RM C, 15/F, Full Win Commercial Centre

573 Nathan Road, Kowloon, Hong Kong, China

(Address of principal executive offices)

416-720-7818

 (Registrant's telephone number, including area code)

N/A
(Former Name or former address if changed from last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01 Changes in Registrant’s Certifying Accountant.

On May 18, 2015, Have Gun Will Travel Entertainment, Inc., (the “Company”) and Sadler, Gibb & Associates LLC (“Sadler”) mutually agreed to terminate Sadler’s engagement as independent accountants to the Company because Sadler does not have an office in China or the ability to translate Chinese. On May 5, 2015, the Company, entered into a share exchange agreement (the “Exchange Agreement”) with Fortune Delight Holdings Group Ltd. (“FDHG”) and Wu Jun Rui, on behalf of himself and certain other individuals who are to receive shares of the Company pursuant to the Exchange Agreement, whereby FDHG became a wholly-owned subsidiary of the Company and the material operating entity. FDHG and its subsidiaries are located in China and its management speak only Chinese. The auditor report by Sadler in the financial statements of the Company for the year ended December 31, 2014 did not contain an adverse opinion or disclaimer of opinion or was qualified or modified as to uncertainty, audit scope or accounting principles, other than as related to the Company’s ability to continue as a going concern. The termination of Sadler, following the filing of the Form 10-Q for the three months ended March 31, 2015, was approved by the Company’s Board of Directors on May 7, 2015. There had been no disagreements with Sadler on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure from inception on December 18, 2013 to December 31, 2014 nor from December 31, 2014 through May 18, 2015.

On April 20, 2015, FDHG engaged WWC, Professional Corporation Certified Public Accountants as its independent accountant to provide auditing services for FDHG for the periods prior to the date of the Exchange Agreement and going forward for the Company. Prior to such engagement, the Company had no consultations with WWC, Professional Corporation Certified Public Accountants. The decision to hire WWC, Professional Corporation Certified Public Accountants was approved by the Company’s Board of Directors.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

16.1	Letter regarding change in certifying accountant.

2

SIGNATURES

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Have Gun Will Travel Entertainment, Inc.

Date: May 19, 2015	By:	/s/ Wilkie Wu Yu Gu
	Name:	Wilkie Wu Yu Gu
	Title:	President